Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-224508) of our report dated March 30, 2026, with respect to the financial statements of First Mid Bancshares, Inc. Employee Stock Purchase Plan included in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

St. Louis, Missouri

March 30, 2026